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Exhibit 5.2

         February 25, 2002

WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, CA 91362

        Re:    Registration Statement on Form S-8 ("Registration Statement") of WellPoint Health Networks Inc.

Ladies and Gentlemen:

        I have acted as General Counsel to WellPoint Health Networks Inc., a Delaware corporation (the "Company"), with respect to the issuance of this opinion relating to the proposed offering by the Company of up to 1,600,000 shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), pursuant to the Company's 2000 Employee Stock Option Plan and the Blue Cross and Blue Shield of Missouri 401(k) Savings Program (the "Plans").

        As such counsel, I have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as I have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

        Based on the foregoing, I am of the opinion that:

        1.    The issuance by the Company of the Shares pursuant to the Plans has been duly authorized by all necessary corporate action on the part of the Company.

        2.    When issued pursuant to the Plans, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Thomas C. Geiser

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Exhibit 5.2